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EXHIBIT 1.

                       ACCOUNT PURCHASE AND SALE AGREEMENT

                              (Performing Accounts)

         This Account Purchase and Sale Agreement (hereinafter referred to as this "Agreement") is made and entered into as of the 15th day of April, 1998, by and between E.R. RECEIVABLES CORP, L.L.C., a Delaware limited liability company (hereinafter referred to as "Buyer"), and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation ("GCFP") and HIBERMA NATIONAL BANK as successor to ARGENTBANK, a national association ("Hibernia", which together with GCFP is hereinafter referred to as "Seller", and every reference in this Agreement to "Seller shall mean each of GCFP and Hibernia).

                              W I T N E S S E T H:

         WHEREAS, pursuant to a certain Receivables Purchase Agreement dated as of September 7, 1995 between GCFP, as Buyer, and Argentbank (now known as Hibernia National Bank), as Seller (the "Hibernia Agreement"), GCFP purchased from Argentbank certain receivables and related rights respecting open-end revolving loan accounts currently owned by Hibernia;

         WHEREAS, the sale of such receivables by Hibernia to GCFP notwithstanding, under the Hibernia Agreement, Hibernia retained certain ownership rights and obligations relative to such accounts;

         WHEREAS, the portion of such receivables, specifically 2,943 accounts having an aggregate principal balance of $6,203,430.46 as of the Cutoff Date (defined below) which are the subject of this Agreement, are performing pursuant to the terms of their applicable account agreements as set forth on Schedule I attached hereto (the "Accounts");

         WHEREAS, each of GCFP and Hibernia desires to sell to Buyer and Buyer desires to purchase from Seller, all of GCFP's and Hibernia's respective interests in and to the Accounts upon the terms and conditions set forth herein (the transaction contemplated herein being referred to as the "Sale");

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and among the parties hereto as follows:

                       ARTICLE 1. PURCHASE AND SALE OF ACCOUNTS

         1.1 PURCHASE AND SALE OF ACCOUNTS. Seller hereby agrees to sell, transfer, and assign to Buyer without recourse or warranty except as expressly provided herein, and Buyer hereby agrees to purchase from Seller, subject to the terms, conditions, and provisions set forth herein, the Accounts and the Account Materials (as hereafter defined), such Sale to be effective as of the


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close of business on the Cutoff Date (as hereafter defined). In addition, Seller hereby agrees to sell, transfer and assign to Buyer without recourse or warranty an additional thirty (30) accounts which have been classified by Seller as "bankrupt" accounts and have an aggregate principal balance of $73,976.19 as of the Cutoff Date (defined below) as set forth on ATTACHMENT 1.1 hereto. Notwithstanding anything to the contrary contained in this Agreement, such bankrupt accounts shall be conveyed to Buyer: (a) "As Is", without representations or warranties of any kind, (b) for One Dollar ($1.00) and (c) without the benefit of any repurchase or indemnity provisions set forth in this Agreement.

         1.2 PURCHASE PRICE. The purchase price for the Accounts (the "Purchase Price") shall be $3,316,510.01 calculated as set forth on ATTACHMENT 1,2.

         1.3 CUTOFF DATE. For purposes of this Agreement, the Cutoff Date shall be the close of business on December 31, 1997 (the "Cutoff Date").

         1.4 REMITTANCES TO BUYER. Any payment on the Accounts received by Seller (or its agents or servicers) subsequent to the Cutoff Date shall be held by Seller and, immediately following the Closing of the Sale, such amounts shall be delivered by Seller to Buyer pursuant to Section 2.3(iv). Seller represents that, as of April 15, 1998, such payments include: (a) $224,106.97 for the month of January 1998, (b) $244,257.66 for the month of February 1998, and (c) approximately $240,000 for the month of March 1998. The parties acknowledge that the servicer of the Accounts has not provided a final report for payments received in March, 1998. Accordingly, the parties agree to reconcile such payment among the Seller and Buyer as soon as the report becomes available and makes such payment to the other party no later than April 20, 1998. In addition, if, following the Closing Date (as hereafter defined), Seller (or its agents or servicers) shall theretofore have received after the Cutoff Date or shall thereafter receive any payment of any kind in respect of the Accounts, Seller (and its agents and servicers) shall as soon as practicable (that is, no later than five (5) business days following receipt) pay over the same to Buyer in the same form received, with such duly executed endorsement or other transfer power of Seller as is necessary or appropriate. Until payment is made pursuant to the preceding sentence, Seller shall hold any such payment due to Buyer hereunder as agent for Buyer and shall have no legal, equitable or beneficial interest in such payment.

         1.5 ASSUMPTION OF LIABILITIES. Except as provided in this Agreement, Buyer hereby assumes all obligations and liabilities which arise under all applicable Account Materials (as defined below) or otherwise required by applicable law relating to the administration of the Accounts, and which require performance in the ordinary course after the Closing Date with respect to the Accounts (the "Assumed Liabilities"); provided that, Seller shall REMAIN, and Buyer shall not be liable for all obligations and liabilities which have arisen under all applicable Account Materials (as defined below); (a) on or prior to the Closing Date with respect to the Accounts or (b) which are described in
Article 11 below. GCFP and Hibernia agree to cooperate with each other in the manner they have in the past with respect to any Seller obligations and liabilities.


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                               ARTICLE 2. CLOSING

         2.1 CLOSING. Subject to the satisfaction of the conditions set forth in Sections 7 and 11 hereof, the closing of the sale and purchase of the accounts (hereinafter, the "Closing") shall be held at the offices of GCFP at 600 Steamboat Road, Greenwich, CT 06830, on April 16, 1998, at 10:00 a.m., New York time (the "Closing Date"), or at such time and place as Seller and Buyer shall mutually agree. At the Closing, Buyer and Seller agree to execute at least 6 multiple originals of this Agreement and the Bill of Sale, substantially in the form of Exhibit A hereto, by which Seller shall assign to Buyer the Accounts and the Account Materials. Notwithstanding the foregoing, the Closing MAY occur by facsimile transmission of signature pages of the various transactional documents in lieu of Sellers' attendance at the Closing, provided that originally-executed signature pages follow by reputable overnight courier service the next following business day.

         2.2 EFFECT OF FAILURE TO CLOSE THE SALE. If, at the scheduled Closing Date, Seller fails to tender the Accounts for purchase in accordance with this Agreement, for any reason other than the non-fulfillment of a condition set forth in Section 7.2, or any of the conditions specified in Section 7.1 shall not have been fulfilled to Buyer's reasonable satisfaction or waived by such Buyer, Buyer shall, at its election, be relieved of all further obligations under this Agreement to purchase the Accounts. If at the scheduled Closing Date Buyer shall fail to tender payment of the Purchase Price in accordance with
Section 2.4, for any reason other than the non-fulfillment of a condition set forth in Section 7.1, or ANY of the conditions specified in Section 7.2 shall not have been fulfilled to Seller's reasonable satisfaction or waived by Seller, Seller shall, at its election, be relieved of all further obligations under this Agreement to sell the Accounts to Buyer.

         The remedies described above in this Section 2.2 shall not be the exclusive remedies available to Seller or Buyer for failure to perform the closing conditions described herein. Neither Seller nor Buyer waive their rights, if any, to seek DAMAGES or pursue any remedy at law or equity for such failure.

2.3   SELLER'S OBLIGATIONS.
         (i) At Closing, Seller shall deliver to Buyer a certificate executed by the secretary of Seller certifying as to the incumbency of the officer of Seller executing this Agreement and other documents executed in connection herewith.

         (ii) Prior to or at Closing, Seller will notify its agents and servicers, including: (a) Electronic Data System Corporation, a Delaware corporation, with a place of business at 190 South Warner Rd., Wayne, Pennsylvania 19087 ("EDS") and (b) the Special Assets Division of Financial Collection Agencies, Inc., a Delaware corporation, with a place of business at Suite 1205 The Woods, 998 Eagle School Road, Wayne, Pennsylvania 19087 ("FCA"), that the Accounts have been transferred to Buyer, and direct its agents and servicers to henceforth release


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all information and documents in connection with the Accounts to Buyer in accordance with the terms of this Agreement.

         (iii) At the Closing, GCFP shall deliver, or cause to be delivered, at its sole and expense, to Buyer at such address as shall be provided to Seller in advance ("Buyer's Office") the following documentation with respect to each
Account:

         (a) A detailed schedule containing the Account number, borrower name and last known address of each debtor (each a "Debtor", and collectively, the "Debtors") the cut-rent balance (as of the Cutoff Date), the original principal balance, FICO score at time of origination, credit grade, 24 month delinquency history and last payment date as set forth on Schedule 1 attached hereto;

         (b) all Account Materials and related back-up information relating to or evidencing the obligations of each Debtor to Seller (including the payment history for each Account since inception);

         (c) all credit applications, original purchase orders and closing files for each Account except for those documents identified on the Schedule attached hereto as ATTACHMENT 2.3;

         (d)      all FCA collection notes for each Account since June, 1997;

         (e) back-up documentation providing evidence of all charges made by each Debtor which substantiates the actual amount owed (as shown on Schedule 1 to this Agreement), including without limitation, the original purchase price for the satellite dish plus the cost of all additional equipment, warranties, service contracts and programming agreements;

If any of such documentation is missing, Buyer shall, promptly following discovery, notify GCFP of such deficiency(ies), whereupon: (I) GCFP shall provide such missing documentation to Buyer on or before April 30, 1998 (the "Transfer Date") or (II) Buyer shall have the right to cause Seller to repurchase such Account(s) in accordance with the provisions of Section 6.1, PROVIDED, HOWEVER, there shall be added to the repurchase price the allocable portion of the interest paid by Buyer to Seller for such Account(s) on the Closing Date less principal and interest received by Buyer since the Cutoff Date (as described in subparagraph 1.2(b) above) and, PROVIDED, FURTHER, that the "Basket" exclusion (described in such Section 6.1) shall not be applicable to repurchases due to documentation deficiencies.

That notwithstanding, in lieu of original purchase orders (provided a copy thereof is available), to the extent admissible as bona fide evidence of legal indebtedness in a Court of law having jurisdiction over the subject Debtor, GCFP may deliver to Buyer an "Affidavit of Lost Document"


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(in form and substance reasonably satisfactory to Buyer and its counsel) which includes a customary indemnification provision indemnifying and holding harmless Buyer, any Debtor and their respective successors and assigns, from claims of third parties relative to any such lost purchase order (including reasonable attorneys' fees incurred in connection therewith).

         (f) Documents prepared by Buyer reasonably required in order to assign the Accounts and Account Documents for the Account to Buyer in form and substance reasonably satisfactory to Buyer, including without limitation the Bill of Sale, substantially in the form of EXHIBIT A hereto, any other transfer instruments that may be required by the jurisdiction(s) applicable to such Account.

         (g) Other Account and credit documentation for the Account over which Seller (or Seller's agents) have possession, custody, or control;

         (h) All other documents, instruments and work papers relating to the Account not otherwise itemized above over which GCFP (or GCFP's agents) have possession, custody, or control to the extent such information is maintained on an account by account basis (items (a) through (g) of this Section 2.3(iii) with respect to the Accounts are referred to as the "Account Materials"). GCFP shall, upon request by Buyer, deliver additional copies of the Account Materials at Buyer's sole cost and expense.

         (iv) At the Closing, GCFP shall have, at its expense, arranged for the transfer, by each of EDS and FCA to Buyer all individual Account servicing information in a format which can be readily input into Buyer's computer servicing system, on or before 3:00 p.m. on the Transfer Date; and

         (v) Seller has not processed, and agrees not to process, any collections due and owing after the Cut-Off Date, but will immediately forward any payments thereafter received on the Accounts to Buyer in accordance with
Section 1.4.

         (vi) In accordance with the Uniform Commercial Code ("UCC") as in effect in the State of Louisiana, GCFP agrees to record and file, at its own expense, a financing statement on Form UCC-1 (and continuation statements if necessary) naming the Seller as "seller" and the Buyer as "purchaser" thereon with respect to the Accounts for the sale of the accounts or chattel paper (as defined in Section 9-105 of the UCC) as in effect in the State of Louisiana meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the sale and assignment of the Accounts to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Buyer on or prior to the Transfer Date, and if any additional filing is so necessary, promptly after such filing. The Buyer shall be under no obligation whatsoever to file such financing statement, or to make any other filing under the UCC in connection with this sale. All such filings shall be the responsibility of and at the expense of GCFP.

        2.4 BUYER'S OBLIGATIONS

         (i) At Closing, Buyer shall deliver to GCFP the Purchase Price in immediately available funds sent by wire transfer to GCFP in accordance with Seller's instructions provided in Attachment 2.4 hereto; and,

         (ii) At Closing, Buyer shall deliver to Seller a certificate executed by the secretary of the Buyer certifying as to (a) the incumbency of the officer of the Buyer executing this Agreement and other documents executed in connection herewith, and (b) the corporate resolutions adopted by the Buyer authorizing the execution of this Agreement and such other documents contemplated hereby and authorizing the consummation of the transactions contemplated hereby.

         (iii) Buyer covenants to Seller that all servicing, collection and administration of the Accounts on and after the Closing Date shall be performed in compliance with all applicable federal and state laws and regulations.

               ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER

         3.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants as of the date hereof and as of the Closing Date as follows;


         (i) Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own property and assets and duly qualified to do business and in good standing in every jurisdiction where the failure to so qualify is likely to have a material adverse effect on Buyer.

         (ii) Buyer has full power and authority to enter into this Agreement and to carry out its obligations hereunder, including, but not limited to, the authority to purchase the Accounts in accordance with this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, which authorization remains in full force and effect and has not been modified or amended by any subsequent action of such Board of Directors, and no other actions or proceedings on the part of Buyer are NECESSARY to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligations of Buyer enforceable in accordance with its terms.

         (iii) The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or filing of any notice or report with any person, entity or public authority and will not violate, result in a breach of or the acceleration of any


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obligation under, or constitute a default under, any provision of Buyer's organizational documents or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, law, ordinance or regulation to which any property of Buyer is subject or by which Buyer is bound or result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right in or with respect to, any of the properties, assets, business, agreements or contracts of Buyer.

         (iv) There is no litigation, proceeding, claim, demand or governmental investigation pending or, to the knowledge of Buyer, threatened, nor is there any order, injunction or decree outstanding against or relating to Buyer, which would materially impair the ability of Buyer to perform its obligations hereunder, nor does Buyer know of any reasonable basis for any such litigation, proceeding, claim, demand or governmental investigation.

         (v) Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement. Buyer has performed its own due diligence investigation and evaluation with respect to the Accounts and the Account Materials and has received access to all information necessary to make Buyer's determination to enter into and to effectuate the transactions contemplated by this Agreement. Buyer understands that Seller is not making and has not at any time made any warranties or representations of any kind of character, express or implied, with respect to the Accounts or the Account Materials, except as expressly provided in this Agreement.

         The representations and warranties of this Article 3 shall survive the Closing and not merge therein.

                ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF GCFP

         4.1 REPRESENTATIONS AND WARRANTIES OF GCFP. GCFP hereby represents and warrants as follows:

         (i) As of the date hereof and as of the Closing Date, GCFP is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and in every jurisdiction where the failure to so qualify is likely to have a material adverse effect on GCFP or the Accounts. As of the date hereof and as of the Closing Date, GCFP, or its designee, has in full force and effect all licenses, registrations and qualifications in all appropriate jurisdictions necessary to conduct all activities performed with respect to the Accounts.

         (ii) As of the date hereof and as of the Closing Date, GCFP has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, including, but not limited to, the authority to sell, assign and transfer its interest in the Accounts in accordance with this Agreement. As of the date hereof and as of the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all actions required of GCFP, which authorization remains in full force and effect and has not been modified or amended by any subsequent action of GCFP's Board of Directors, and no other corporate actions or proceedings on the part of GCFP are necessary to authorize this Agreement or the transactions contemplated hereby. As of the date hereof and as of the Closing Date, this Agreement constitutes the valid and binding obligations of GCFP enforceable in accordance with its terms.

         (iii) As of the date hereof and as of the Closing Date, the execution, delivery and performance by GCFP of this Agreement and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or filing of any notice or report with any person, entity or public authority which has not been made or obtained prior to the Closing Date and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of GCFP's Certificate of Incorporation or By-laws or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, law, ordinance or regulation to which any property of GCFP is subject or by which GCFP is bound or result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right in or with respect to, any of the properties, assets, business, agreements or contracts of GCFP.

         (iv) As of the date hereof and as of the Closing Date, there is no litigation, proceeding, claim, demand or governmental investigation pending or, to the knowledge of GCFP, threatened, nor is there any order, injunction or decree outstanding against or relating to GCFP, which could have a material adverse effect upon any of the Accounts, result in any liability to Buyer or materially impair the ability of GCFP to perform its obligations hereunder, nor does GCFP know of any reasonable basis for any such litigation, proceeding, claim, demand or governmental investigation. As of the date hereof and as of the Closing Date, GCFP is not is default in any material respect with respect to any order of any court, governmental authority or arbitration board or tribunal to which GCFP is a party or is subject, and GCFP is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, which such default or violation is reasonably likely to materially and adversely affect any of the Accounts or result in material cost or liability to Buyer.

         (v) As of the date thereof and as of the Closing Date, the representations, warranties and written statements made by GCFP in this Agreement are true and correct in all material respects.

         (vi) The Schedule of Accounts as set forth on the attached SCHEDULE I and outstanding principal balances for the Accounts as of the Cutoff Date delivered by GCFP to Buyer are true and correct in all material respects as of such date.

         (vii) As of the Closing Date, except as otherwise provided in this Agreement, GCFP is the sole owner and holder of, and will transfer to Buyer, its interest in the Accounts free and clear of all liens and encumbrances whatsoever, including all claims of third party servicers whether contractual or arising by law, and GCFP has not and will not make any other assignments, transfers or encumbrances in conflict with the rights of Buyer hereunder.

         (viii) As of the Cutoff Date, (A) no Account is subject to any right of rescission, set-off, counterclaim or defense based upon a written representation, warranty, undertaking or similar obligation relative to the Accounts made by Seller, the distributor or the dealer to such obligor, including the defense of usury; or (B) the operation of any of the terms of the Account Materials or the exercise of any right thereunder in accordance with applicable law will not render the Account Materials unenforceable, in whole or in part, or subject them to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

         (ix) As of the Cutoff Date, no Account has been settled or compromised, no Debtor under any Account has filed for bankruptcy or other creditors' rights proceeding nor has any Account been discharged in bankruptcy or other creditors' rights proceeding prior to the Cutoff Date nor have the obligations of either the Debtor or ANY guarantor with respect to any Account been held to be unenforceable by a court or other administrative or governmental authority, nor has the applicable statute of limitations for any Account lapsed. As of the Cutoff Date, no Debtor under any Account is deceased.

         (x) As of the Cutoff Date, the full original principal amount of every Account will have been fully disbursed to the Debtor thereof, and there will be no requirement for Seller or Buyer to make future advances thereunder. As of the Cutoff Date, no Debtor under any Account is entitled to any refund of ANY amounts paid or due pursuant to any Account or any of the Account Materials. As of the Cutoff Date, GCFP shall have closed, or shall have caused Hibernia to have closed, all open lines of credit under the Accounts and shall have delivered notices to such effect to all Debtors under such Accounts.

         (xi) As of the Closing Date, other than the Assumed Liabilities, there are no claims, liabilities or obligations, of any nature or kind, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due with respect to the Accounts or servicing of the Accounts with respect to facts or circumstances prior to the Closing Date for which Buyer will become responsible as a result of the consummation of the transactions contemplated by this Agreement.

         (xii) In addition to such other matters contemplated by this agreement, as of the Closing Date, as heretofore disclosed by GCFP to Buyer in writing, pursuant to certain "MMIC Agreements" with GCFP, the Accounts have been the subject of collection activity instituted by collection and servicing agencies, namely, EDS and FCA. Buyer shall, following the Closing Date, be subject to claims, liabilities or obligations to such agencies for services performed with respect to any Account, following the Cut-Off Date through April 30, 1998; provided that such obligations shall be on the same terms and conditions as have been afforded to Seller by EDS and FCA; provided, further, that for the period from the Cutoff Date through April 30, 1998, Buyer's obligations relative to the Accounts shall not exceed an amount equal to: (A) $140,467.08 with respect to January, February and March and such obligation shall be paid to the Seller on the Closing Date. The foregoing notwithstanding, Buyer shall not be subject to any claims, liabilities or obligations to such collection and servicing agencies for services performed with respect to any Account prior to the Cut-Off Date.

         (xiii) Except for income and transfer taxes, there have been, and on the Closing Date there will be, no local, state and federal taxes of any type or nature due with respect to the Accounts and all interest and income relating thereto.

         (xiv) This Agreement and all matters contemplated hereby constitute a valid sale, transfer and assignment to Buyer or all right, title and interest of Seller in the Accounts. Seller has taken and will continue to take any and all such actions as are necessary to grant to Buyer a first priority perfected ownership interest in the Accounts and the proceeds thereof. Neither Seller not any person claiming through or under Seller has any claim to or interest in the Accounts. The sale of the Accounts is not and will not be voidable as a fraudulent transfer. This Agreement and each transaction contemplated hereby and thereby are and will be entered into for good and valuable consideration and not to hinder or defraud creditors of Seller.

         The representations and warranties of this Article 4 shall survive the Closing and not merge therein for a period of two and one-half (21h) years following the Closing Date (the "Indemnification Period").

             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF HIBERNIA

         5.1 REPRESENTATIONS AND WARRANTIES OF HIBERNIA. Hibernia hereby represents and warrants as follows:

         (i) As of the date hereof and as of the Closing Date, Hibernia is a national association, duly organized, validly existing and in good standing under the laws of the United States and in every jurisdiction where the failure to so qualify is likely to have a material adverse effect on Hibernia or the Accounts. As of the date hereof and as of the Closing Date, Hibernia, or its designee, has in full force and effect all licenses, registrations and qualifications in all appropriate jurisdictions necessary to conduct all activities performed with respect to the Accounts.

         (ii) As of the date hereof and as of the Closing Date, Hibernia has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, including, but not limited to, the authority to sell, assign and transfer its interest in the Accounts in accordance with this Agreement. As of the date hereof and as of the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all actions required of Hibernia, which authorization remains in full force and effect and has not been modified or amended by any subsequent action of Hibernia's Board of Directors, and no other corporate actions or proceedings on the part of

Hibernia are necessary to authorize this Agreement or the transactions contemplated hereby. As of the date hereof and as of the Closing Date, this Agreement constitutes the valid and binding obligations of Hibernia enforceable in accordance with its terms.

         (iii) As of the date hereof and as of the Closing Date, the execution, delivery and performance by Hibernia of this Agreement and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or filing or any notice or report with any person, entity or public authority which has not been made or obtained prior to the Closing Date and will not violate, result in a breach of or the acceleration of any obligations under, or constitute a default under, any provision of Hibernia's Banking Charter or By-laws or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, law, ordinance or regulation to which any property of Hibernia is subject or by which Hibernia is bound or result in the creation or imposition of ANY lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right in or with respect to, any of the properties, assets, business, agreements or contracts of Hibernia.

         (iv) As of the date hereof and as of the Closing Date, there is no litigation, proceeding, claim, demand or governmental investigation pending, nor has Hibernia been notified of any threatened litigation, proceeding, claim, demand or governmental investigation, nor is there any order, injunction or decree outstanding against or relating to Hibernia, which could have a material adverse effect upon any of the Accounts, result in any liability to Buyer or materially impair the ability of Hibernia to perform its obligations hereunder. As of the date hereof and as of the Closing Date, Hibernia is not in default in any material respect with respect to any order of any court, governmental authority or arbitration board or tribunal to which Hibernia is a party or is subject, and Hibernia is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, which such default or violation is reasonably likely to materially and adversely affect any of the Accounts or result in material costs or liability to buyer.

         (v) As of the date hereof and as of the Closing Date, the representations, warranties and written statements made by Hibernia in this Agreement, are true and correct in all material respects.

         (vi) As of the Closing Date, except as otherwise provided in this Agreement, Hibernia is the sole owner and holder of, and will transfer to Buyer, its interest in the Accounts free and clear of all liens and encumbrances whatsoever, including all claims of third party servicers whether contractual or arising by law, and Hibernia has not and will not make any other assignments, transfers or encumbrances in conflict with the rights of Buyer hereunder.

         (vii) As of the Cutoff Date, the full original principal amount of every Account will have been fully disbursed to the Debtor thereof, and there will be no requirement for Seller or Buyer to make future advances thereunder. As of the Cutoff Date, no Debtor is entitled to any refund of any amounts paid or due pursuant to any Account or any of the Account Materials. As of the Cutoff Date, Hibernia shall have closed, or shall have caused GCFP to have closed, all open lines of credit under the Accounts and shall have delivered notices to such effect to all Debtors under such Accounts.

         The representations and warranties of this Article 5 shall survive the Closing and not merge therein for the Indemnification Period.

                               ARTICLE 6. REMEDIES

         6.1 REPURCHASE OF ACCOUNTS. It is understood and agreed that the representations and warranties set for in Articles 4, 5 and 11 shall survive the sale of the Accounts to Buyer hereunder for the Indemnification Period and the delivery of the Account Documents to Buyer and shall inure to the benefit of Buyer. Following the Closing Date, upon discovery by Buyer of a breach by GCFP or any representations or warranties which materially and adversely affects the value of any Account, then, in such event, Buyer may elect to have GCFP repurchase such Account by providing, during the Indemnification Period, written notice of, and reasonable documentation establishing, such facts to GCFP (which, with respect to the representations made by GCFP in subparagraph 4.l(viii) hereof shall include a copy of the written dealer/distributor representation, undertaking, warranty or similar obligation forming the basis for the alleged breach of representation), whereupon GCFP, subject to GCFP's right to disagree as provided below, shall repurchase promptly (and, in any event, within 15 days of receiving such notice and documentation) such Account at a price equal to fifty-two percent (52%) of the principal amount as of the Cutoff Date of such Account or Accounts to be repurchased less any principal payments received thereon by Buyer during such time Buyer owned the Account or Accounts so repurchased; provided that, except for repurchases arising from document deficiencies described in Section 2.3(iii), Seller shall have no such obligation except to the extent the aggregate value of Accounts required to be repurchased and valid indemnity claims pursuant to Section 6.2 exceed $10,000 (the "Basket") and then only to the extent of such excess. In the event GCFP disagrees with any provision in Buyer's notice or documentation delivered pursuant to this Section 6.1, GCFP shall, within 15 days of receipt of such notice, give Buyer written notice of those items in the notice with which GCFP disagrees; provided, however, that GCFP shall be obligated to remit in accordance with this Section
6. 1 to Buyer by such 15th day all payments due Buyer with respect to Accounts for which a repurchase demand has been made and which GCFP does not dispute. Buyer and GCFP each agree that they shall confer in good faith to resolve any such dispute. If, within 30 days of Buyer's receipt of GCFP's disagreement notice, the parties are unable to resolve any such dispute through good faith efforts, either party may submit such dispute to arbitration pursuant to the terms of Section 10.20 hereof.

         At the time of repurchase, Buyer and GCFP shall arrange for the reassignment of the Accounts to be repurchased by GCFP and the delivery to GCFP of any and all Account Materials held by Buyer, its custodian or its services relating to such Accounts. Upon completion of any such repurchase by GCFP, Buyer shall, as soon as practicable, (i) forward to GCFP all servicing records and Account Materials relating to such repurchased Accounts and (ii) such duly executed endorsement or other transfer power of Buyer as reasonably necessary or appropriate.

         6.2 INDEMNITY BY GCEP. In addition to the repurchase obligation provided in Section 6.1, GCFP shall indemnify and hold Buyer harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, tired or contingent, asserted against or incurred by Buyer at any time and from time to time based on or grounded upon, or resulting from (i) a breach of any representation, warranty or covenant of GCFP contained in this Agreement or (ii) an act of misconduct by GCFP or any of their respective officers, directors, employees, agents, servants, shareholders, successors or assigns (other than the Buyer) on account of or arising out of this Agreement and the Accounts; provided that Seller shall have no liability for claims except these which exceed $10,000 in the aggregate and then only to the extent of such excess. The terms and conditions of this Section 6.2 shall expressly survive the Closing and not merge therein.

         INDEMNITY BY HIBERNIA. Hibernia shall indemnify and hold Buyer harmless from and against any and all claims, demands, clauses of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Buyer at any time and from time to time based on or grounded upon, or resulting from (i) a breach of any representation, warranty or covenant of Hibernia contained in this Agreement or
(ii) an act of misconduct by Hibernia or any of their respective officers, directors, employees, agents, servants, shareholders, successors or assigns (other than the Buyer) on account of or arising out of this Agreement and the Accounts; provided that Seller shall have no liability for claims except those which exceed $10,000 in the aggregate and then only to the extent of such excess. The terms and conditions of this Section 6.2 shall expressly survive the Closing and not merge therein.

         6.3 INDEMNITY BY BUYER. Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, COSTS and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Seller at any time and from time to time based on or grounded upon, or resulting from (i) a breach of any representation, warranty or covenant of Buyer contained in this Agreement or
(ii) an act of misconduct by Buyer of any of its officers, directors, employees, agents, servants, shareholders, successors or assigns on account of an arising out of this Agreement or the Accounts. The terms and conditions of this Section
6.3 shall expressly survive the Closing and not merge therein.

                          ARTICLE 7. CLOSING CONDITIONS

         7.1 BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to purchase the Accounts at the Closing are subject to the fulfillment as of the Closing Date of the following conditions, the waiver of which shall not be effective without Buyer's consent in writing thereto:

         (i) The representations and warranties made by Seller in Articles 4, 5 and 11 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on such Closing Date;

         (ii) All covenants, obligations, agreements and conditions contained in this Agreement to be performed by Seller on or prior to such Closing Date shall have been performed or complied with in all material respects; and

         (iii) GCFP shall have paid, or arranged for the payment of, all fees and expenses payable by them in accordance with Section 10.3 in connection with the transactions contemplated by this Agreement.

         7.2 SELLER'S CONDITIONS TO CLOSING. Seller's obligations to sell the Accounts at the Closing are subject to the fulfillment as of the Closing Date of the following conditions, the waiver of which shall not be effective without Seller's consent in writing thereto;

         (i) The representations and warranties made by Buyer in Section 3.1 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on such Closing Date;

         (ii) All covenants, obligations, agreements and conditions contained in this Agreement to be performed by Buyer on or prior to such Closing Date shall have been performed or complied with in all material respects; and

         (iii) Buyer shall have paid, or arranged for the payment of, ail fees and expenses payable by it in accordance with Sections 10.3 and 10.4 in connection with the transactions contemplated by this Agreement.

                              ARTICLE 8. SERVICING

         8.1 SERVICING RELEASED. (i) Servicing of the Accounts shall be transferred by Seller to Buyer as of the Closing Date. As soon as practicable following the Closing, GCFP shall use its best efforts to send, and GCFP shall be responsible for the costs of, appropriate "goodbye letters" to all the parties obligated on the Accounts advising them of the sale of their Account and directing them as to the method for making future payments. Buyer shall send, and be responsible for the costs of, similar "hello letters" within fourteen
(14) days thereafter. Such forms of letters shall be subject to the prior review and approval of all parties.

         (ii) Specifically, as referenced in subparagraph 4.l(xii) above, with respect to the servicing and collection agencies agreements: (a) GCFP will cooperate with Buyer in giving any required notices to FCA and EDS to terminate their agreements and to Debtors relative to the transfer of their Accounts and
(b) Buyer will maintain the EDS and FCA contracts until at least April 30, 1998 on the condition that Buyer is afforded the same terms and conditions as Seller.

         (iii) Moreover, Buyer and GCFP will cooperate with Hibernia as reasonably requested by Hibernia connection with the resolution of any matters relating to Hibernia's interest in the Accounts, including, without LIMITATION, promptly sending to Hibernia copies of any correspondence from any attorney or governmental agency which may have an adverse effect on Hibernia.

                               ARTICLE 9. NOTICES

         9.1 NOTICES. Any notice or communication required or permitted hereunder shall be in writing, and may be given by overnight courier, registered or certified mail and, if given by registered or certified mail, same shall be deemed to have been given and received when a registered or certified letter containing such notice properly addressed, and postage prepaid, is deposited in the United States mail; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the person to whom it is addressed. Any notice or communication shall be given to the parties hereto at their following address:

If to Buyer:
                  E.R. Receivables Corp., L.L.C.
                  C/o Asta Funding, Inc.
                  210 Sylvan Avenue
                  Englewood Cliffs, NJ 07632
                  Attn: Gary Stern
                  Telephone:  (201) 567-5648
                  Telecopy:  (201) 569-6198

If to GCFP or to Seller:
                  Greenwich Capital Financial Products, Inc.
                  600 Steamboat Road
                  Greenwich, Connecticut 06830
                  Attn: Dawn Papaccio
                  Telephone: (203) 625-2928
                  Telecopy:  (203) 629-4640

With a copy to:
                  Greenwich Capital Markets
                  600 Steamboat Road
                  Greenwich, Connecticut 06830
                  Attn: Paul Stevelman, Esq.
                  Telephone: (203) 625-2756
                  Telecopy:  (203) 629-4640

If to Hibernia:
                  Hibernia National Bank
                  P.O. Box 61540
                  New Orleans, Louisiana 70161
                  Attn: J. Patrick Gaffney, Esq.
                  Telephone: (504) 533-2165
                  Telecopy:  (504) 533-5636


         Any party hereto may at any time designate any other address in substitution of the foregoing address to which such notice or communication shall be given.

                            ARTICLE 10. MISCELLANEOUS

         10.1 FURTHER ASSURANCES: TAX REPORTING.. The parties agree that from time to time hereafter, and upon reasonable request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to CARRY out the intent of this Agreement including, without limitation, assignments reasonably requested and obtained for the purpose of effectively transferring the Accounts to Buyer and endorsements of contracts, affidavits or account histories reasonably required to demonstrate Buyer's ownership of the Accounts or the Account Materials or to assist in the collection of the Accounts. Buyer shall be responsible for preparing and delivering all federal and state tax reports due after the Closing Date with respect to the Accounts, PROVIDED that Seller will furnish such information and assistance, as reasonably requested by Buyer, with respect to any obligations with respect to federal and/or state tax reporting arising from the Accounts.

         10.2 ACCESS TO DOCUMENTS: ATTORNEY-IN-FACT, Buyer and Seller agree to permit the other to have full and unrestricted access to all files and documents delivered with respect to the Accounts and to copy and make excerpts therefrom during normal business hours. Upon Closing, each of GCFP and Hibernia, respectively, hereby irrevocably appoints Buyer and each of its officers as their attorney-in-fact to endorse, without recourse, it's name upon any and all notes, checks, drafts or other instruments for the payment of money received by Buyer which are payable to GCFP or Hibernia, as the case may be, in respect to the Accounts.

         10.3 EXPENSES. Each party to this Agreement shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and all documents ancillary thereto, including, but not limited to, legal, accounting and all other consulting and professional fees and expenses, and the consummation of the transactions contemplated hereby, except as provided in Section 10.4 below. GCFP shall indemnify and reimburse Buyer, and be responsible for, all collection, legal, accounting and all other consulting and professional fees and expenses incurred in connection with the administration of the Accounts on or prior to the Cutoff Date. Buyer shall indemnify and reimburse Seller, and be responsible for, such fees and expenses incurred in connection with the administration of the Accounts by Seller in the ordinary course of its business of the period between the Cutoff Date and April 30, 1998 up to the limits set forth in subparagraph 4.l (xii) above and Buyer shall indemnify and reimburse Seller, and be responsible for, all collection, legal accounting and all other consulting and professional fees and expenses incurred in connection with the administration of the Accounts on or following April 30, 1998.

         10.4 TRANSFER TAXES. GCFP shall be responsible for paying, and shall indemnify Buyer from any liability with respect to, all federal and state TRANSFER taxes, that may be assessed in connection with the transactions consummated pursuant to this Agreement. GCFP is not aware of any such tax resulting from this Agreement or the matters contemplated thereby.

         10.5 NO BROKER. Seller and Buyer represents to the other that neither it nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any transactions contemplated hereby.

         10.6 RISK OF LOSS. GCFP will bear the risk of loss of the Account Materials until possession thereof is physically delivered to Buyer's Office as herein provided.

         10.7 NOTICE TO DEBTORS. Each of Buyer and/or GCFP, at each's respective expense, shall give notice, or cause notice to be given to the Debtors as may be required under the Accounts or law of the transfer of the Accounts. Notice shall be sent to all Debtors within forty-five (45) days of the date of Closing in accordance with the terms of the Accounts or law (as the case may be), at those parties' last known address.

         10.8 MODIFICATION. No provision contained herein may be modified, amended or waived except by written agreement signed by the party to be bound thereby.

         10.9 BINDING EFFECT AND BENEFIT. This Agreement shall inure to the benefit, and shall be binding upon, the parties hereto, their heirs, executions, administrators, personal representatives, successors and permitted assigns.

         10.10 HEADINGS AND CAPTIONS. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

         10.11 SEVERABILITY. If any portion of this Agreement is held invalid, illegal or unenforceable, such unenforceability shall not impair the enforceability of the remaining terms and provisions herein.

         10.12 WAIVER. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach.

         10.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein.

         10.14 GOVERNING LAW: JURISDICTION. This Agreement shall be subject to and governed by the laws of the State of New York, without giving effect to principles governing conflict of laws.

         10.15 ATTORNEY'S FEES. If any litigation is initiated by any party against another party relating to this Agreement or the subject matter hereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys-' fees incurred in connection therewith.

         10.16 INCORPORATION BY REFERENCE. All Schedules, Attachments and Exhibits referred to in this Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

         10.17 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed an original when each of the parties has executed a counterpart, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

         10.18 THIRD PARTY BENEFICIARIES. This Agreement shall not create any rights for the benefit of any third party.

         10.19 ASSIGNMENT. This Agreement shall not be assigned by any party without the prior written consent of the other party(ies). Notwithstanding the foregoing and any other provisions of this Agreement to the contrary, Buyer may assign this Agreement, any rights thereunder (including Seller's obligations under Articles 4, 5, 6 and 11), and/or one or more Account(s) to any third party upon ten (10) days advance written notice to Seller.

                         ARTICLE 11. SPECIAL PROVISIONS

         11.1 RETENTION OF ACCOUNTS. With respect to the accounts described on Attachment 11.1 hereto, which shall be retained by the Seller hereunder, the Buyer agrees to service such accounts as a contract servicer for the benefit of the Seller in accordance with customary servicing procedures of prudent lenders. The Buyer shall not be purchasing such accounts and will have no liability for those accounts (other than in connection with negligently servicing such accounts).

The sole servicing compensation payable to the Buyer in connection with the Buyer's agreement to service such accounts shall be 10% of all amounts collected on such accounts.

         11.2 TERMINATION OF EDS AND FCA. In addition to the transfer of the Accounts as contemplated by Section 2.3(iv), Seller shall terminate the relationship with EDS and FCA on or before April 30, 1998. Moreover, as a further condition to the Closing, Seller shall obtain from each of EDS and FCA, and deliver the same to Buyer, a release of Buyer, GCFP and Hibernia, from any further liabilities or claims relative to the Accounts and all matters relating thereto.

         11.3 PORTFOLIO INFORMATION. The schedules, attachments, exhibits, reports, written statements and/or certificates, and all information contained therein, provided by GCFP to Buyer are true and correct in all material respects. The foregoing consists of:

            (a) the Aging Schedule for all Accounts for the period between August 1997 through and including December 1997 attached hereto as Schedule 2 (and, for purposes of this representation, such representation shall include that: (i) all such Accounts designated thereon as "0-29 days" are contractually current (an Account designated as "0-29 days" shall mean an Account with respect to which, as of the Cut-off Date, the principal and interest payment thereunder was not delinquent in excess of 29 DAYS) and (ii) there have been no re-aging(s) of such Accounts since their inception by any party other than to correct an error in posting),

            (b) the original FICO scores and other credit grades of each Debtor, and

                    (c) the payment histories for each of the Accounts.

         11.4 SATELLITE DISH EQUIPMENT WARRANTIES AND MAINTENANCE. In the event the debtor of any Account refuses to pay any portion of a monthly payment, or otherwise compromises or sets-off its Account, as a result of (a) a defect or malfunction of any equipment FINANCED under the Account and (b) such defect or malfunction is covered by an extended warranty contract financed under the Account and (c) the extended warranty provider is insolvent or has otherwise ceased doing business, GCFP will, upon request of the Buyer, at GCFP's option either (i) repurchase the Account at a price equal to 52% of the principal amount as of the Cut-off Date of such Account, (ii) pay any costs associated with repairing the equipment to the satisfaction of the debtor or (iii) promptly notify Buyer of the identity and contract information of the successor warranty providers (or insurance company providers), if any, will honor the extended warranty contract in question. If GCFP opts to repurchase the Account, GCFP's repurchase price will be reduced by the aggregate amount of principal payments received by the Buyer in respect of the Account through and including the date of repurchase. Buyer shall be entitled to retain any payments of interest collected on the account through the date of repurchase. Any payments of principal and/or interest received by Buyer on such Account following the date of repurchase will be remitted to GCFP; provided that Seller shall have no liability for such claims, or to repurchase such Accounts, except after the $10,000 threshold for the Basket under Section 6.1 has been satisfied and an aggregate of $25,000 of claims under this Section 11.4 have been made, and then only to the extent of such excess over such aggregate $35,000 threshold.

         11.5 ACCOUNT WARRANTIES AND INSURANCE. GCFP represents and warrants that attached hereto as Attachment 11.5 is a materially true and correct schedule setting forth all the extended warranties and/or agreements made by such dealer or distributor to any Debtor. Seller hereby assigns and transfers (to the extent it exists) to Buyer all its rights, remedies, powers and privileges of Seller under those certain warranties, and in that regard, GCFP will take such acts as may be necessary to ensure that any such warranty provider recognizes Buyer as successor to Seller in such regard.

         11.6 ACCOUNT CONTRACTS. Seller represents and warrants that only one of three form MMIC Account Agreements were entered into with a Debtor in respect of each Account. Such forms are attached to this Agreement as Attachments 11.6(A),
(B) and (C), respectively. In that regard:

         (i) Seller knows of no other form contract evidencing the terms of each Debtor's indebtedness, and to the extent such additional agreements are discovered by Buyer which have a material adverse effect on the enforceability of any Account(s), such Account(s) shall be eligible for repurchase under the terms of Section 6.1; and

         (ii) As a condition to the Closing, Seller shall deliver to Buyer an opinion from the McGlinchey Stafford firm, subject to customary legal opinion exclusions, in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that under Louisiana law, the original MMIC Application for Credit signed by a Debtor (or a copy thereof) presented to a court of law having jurisdiction over such Debtor together with an unsigned, blank form reverse side MMIC Account Agreement (annexed to this Agreement as Attachment 11.6(A), (B) or (C), as applicable) constitutes sufficient legal evidence of an enforceable, contractual obligation of the Debtor; and

         (iii) As a further condition to Closing, GCFP will deliver to Buyer at least fifty (50) blank form copies of each of Attachments 11.6(A), (B) and (C) to facilitate Buyer's enforcement of the Accounts through legal proceedings or otherwise.

         11.7 TRANSFER OF HIBERNIA CONTRACT. Effective as of the Cutoff Date, GCFP hereby assigns and transfers to Buyer without recourse all rights, remedies, powers and privileges of GCFP under the Hibernia Agreement, a copy of which is annexed hereto as Attachment 11.8. Notwithstanding anything contained to the contrary in the Hibernia Agreement, Hibernia hereby consents to the transfer of such rights to Buyer and agrees to acknowledge and recognize Buyer as successor to GCFP's rights thereunder. Buyer acknowledges and agrees that it shall enforce any of its rights and remedies pursuant to the Hibernia Agreement solely against Hibernia and not through GCFP.

The representations and warranties of this Article 11 shall survive the Closing and not merge therein for a period of two and one-half (21H) years following the Closing Date and shall be subject to the repurchase and indemnification provisions of paragraphs 6.1 and 6.2, respectively.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

SELLERS:

GREENWICH CAPITAL FINANCIAL                    HIBERNIA NATIONAL BANK as
PRODUCTS, INC.                                 successor to ARGENTBANK

BY:     Dawn M. Papaccio                       BY:    Paul A. Cuevas
    ------------------------                       ----------------------
         Vice President                               Vice President









BUYER:

E.R. RECEIVABLES CORP., L.L.C.

By:   ________________
Name:
Title:

STATE OF CONNECTICUT       )
                           ) ss.
COUNTY OF FAIRFlELD        )

         This Account Purchase and Sale Agreement was acknowledged before me on the day of April 1998, by Dawn Papaccio as a Vice President of Greenwich Capital Financial Products, Inc., a Delaware corporation.

                                                       Notary Public



STATE OF LOUISIANA         )
                           ) ss.
PARISH OF EAST BATON ROUGE )

         This Account Purchase and Sale Agreement was acknowledged before me on the day of April, 1998, by Paul A. Cuevas as a Vice President of Hibernia National Bank, a national association.

                                                       Notary Public


STATE OF NEW JERSEY        )
                           ) ss.
COUNTY OF                  )


         This Account Purchase and Sale Agreement was acknowledged before me on the day of April, 1998, by ______________ as a _________________ of E.R.
Receivables Corp., L.L.C., a Delaware limited liability company.

                                                       Notary Public

                           SELLER'S WIRE INSTRUCTIONS
                           --------------------------
                   Greenwich Capital Financial Products, Inc.
                              Chase Manhattan Bank
                                 ABA #021000021
                                 Acct #140095961



















                                  ATTACHMENT 2

                     BILL OF SALE AND ASSIGNMENT OF ACCOUNTS
                     ---------------------------------------

Greenwich Capital financial Products, Inc., a Delaware corporation and Hibernia National Bank, a national association (collectively "Assignor" or "Seller")' hereby absolutely sell, transfer, assign, set over and convey to E.R. Receivables Corp., L.L.C. a Delaware limited liability company ("Assignee") without recourse and without representations or warranties, express or implied, of any type, kind or nature except as expressly contained in the "Agreement" (defined below):

         (i) all of Assignor's right, title and interest in and to each of the Accounts identified in the Accounts Schedule attached hereto as Exhibit "A" (the "Accounts"), together with all promissory notes, any other evidence of indebtedness and the Account Materials related thereto, if any; and

         (ii) all principal, interest or other proceeds of any kind with respect to the Accounts, but excluding any payments or other consideration received by or on behalf of Assignor prior to December 31, 1997, with respect to the Accounts.

This Bill of Sale is being executed and delivered pursuant to and in accordance with the terms and provisions of that certain Account Purchase and Sale Agreement made and entered into by and between the Assignor, as seller and the Assignee, as purchaser, dated as of April 15, 1998 (the "Agreement"). The Accounts are defined and described in the Agreement and are being conveyed hereby subject to the terms, conditions and provisions set forth in the Agreement.

This Bill of Sale shall be governed by the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

Dated :__________________

ASSIGNORS:
GREENWICH CAPITAL FINANCIAL                    HIBERIA NATIONAL BANK as
PRODUCTS, INC.                                 successor to ARGENTBANK

By:
Name:
Title:

STATE OF CONNECTICUT       )
                           ) ss:
COUNTY OF FAIRFIELD        )

         This Bill of Sale was acknowledged before me on the______day of April, 1998, by Dawn Papaccio as a Vice President of Greenwich Capital Financial Products, Inc., a Delaware corporation.

                                               -----------------------------
                                                          Notary Public

STATE OF LOUISIANA         )
                           ) ss:
PARISH OF EAST BATON ROUGE )


         This Bill of Sale was acknowledged before me on the _______ day of April, 1998, by Paul A. Cuevas as a Vice President of Hibernia National Bank, a national association.


                                                 -------------------------
                                                         Notary Public